NEWS FOR IMMEDIATE RELEASE
April 27, 2011

Company Contact:
Tony Dombrowik
(509) 568-7800

Investor Relations:
Stacy Feit
Financial Relations Board
(213) 486-6549

Ambassadors Group, Inc. Reports

First Quarter 2011 Results

Core Student Ambassadors product expected to remain stable for 2011 amid recent global events

Spokane, WA, April 27, 2011 - Ambassadors Group, Inc. (NASDAQ:EPAX), a leading provider of educational travel experiences and online education research materials, today announced its results for the first quarter ended March 31, 2011.

Overview

•	Total reported revenue of $1.7 million during seasonally slow first quarter, as expected.

•	Net loss of $8.7 million, or $0.48 per diluted share. Net loss before special items of $8.4 million.

•	Gross margin of 58.6 percent compared to 51.5 percent in first quarter of last year.

•	2011 enrolled revenue for the Company’s core product, Student Ambassadors, up 4 percent year-over-year, largely offsetting expected declines in other product offerings.

•	Executed $5.4 million in share repurchases during the quarter and paid quarterly dividend of $0.06 per share.

•	Maintained a robust balance sheet with no debt outstanding.

•	On April 14, 2011, the Company reached an agreement to settle the pending class action lawsuit for $7.5 million; amount covered by insurance.

Financial Highlights
(in thousands except per share data)
	UNAUDITED
	Quarter ended March 31,
	2011	2010
Gross revenue, all travel programs	$776	$2,339
Internet content and advertising revenue	$1,003	$754
Gross margin, all travel programs	$173	$949
Gross margin, internet content and advertising	$870	$644
Operating expense	$14,478	$13,096
Net loss before special items	$(8,395)	$(7,027)
Net loss	$(8,729)	$(7,489)
Loss per diluted share	$(0.48)	$(0.39)

“We entered 2011 with a keen focus on increasing revenue for our 2011 travel programs.  We remain cautiously optimistic about the travel season outlook.  Our first quarter is typically our seasonally slowest quarter of the year, and in turn contributes the least to the Company’s full year performance.  While the first quarter results were impacted by lower domestic program revenues as expected, we are pleased with the progress we made in preparation for the upcoming travel season,” said Jeff Thomas, President and Chief Executive Officer.  “In total, we are slated to travel approximately 25,000 delegates to 40 countries this year based on current enrollment statistics.  Our core product, Student Ambassador Programs, continues to exhibit signs that the market has stabilized.  We have 5 percent more delegates enrolled in that program compared to this same time last year.  In addition, participants’ deposits overall are up 7 percent year-over-year as of the end of the first quarter.  Deposits are a leading indicator of the likelihood to travel, and we believe this validates the traction of our participant retention efforts that have been a key focus for us.

“Global events continue to unfold both in Japan and the Middle East.  Unfortunately, the tragedies that have occurred in Japan led us to suspend our travel programs there this summer.  However, we were able to swiftly re-route the majority of these delegates to other destinations throughout the world and retain them in our program.  These actions were well received by our families and demonstrate that our industry-leading safety record and contingency planning provides our families the comfort level necessary to move forward with the decision to travel.  Our commitment to delegate care and peace of mind further differentiates our product offerings in the marketplace.”

Thomas continued, “While many industries have seen an improvement in consumer discretionary spending, the stagnant housing market, rising gas prices and the weak job market continue to present a challenging operating environment in our core markets.  Our program results have not fully recovered from the recent downturn, and the decision to travel on one of our itineraries is a significant financial decision for our typical delegate family.  However, the value of the experience we offer is very important and we see signs that the commitment to our offering is still very strong.  In the meantime, we are taking proactive steps with both our delegations and our travel partners to minimize the impact of financial hardship and cost pressures on our business.”

Thomas concluded, “We offer travel insurance, flexible payment plans, and are doing our best to mitigate rising travel costs, particularly airline fuel surcharges.  Our program quality continues to be excellent, evidenced by the superior Net Promoter score achieved during the first quarter. We are confident in the value of the educational travel experiences we provide and are committed to increasing awareness of our programs, and in turn delivering growth to our shareowners.”

First Quarter 2011 Results

During the first quarter of 2011, the Company traveled 320 delegates compared to 803 during the prior year quarter.  The reduction in the latest quarter is primarily due to a general decline in traveling on our Leadership and Citizen Ambassador programs.

Total revenue of $1.7 million declined 39 percent year-over-year.  The decrease in delegates traveled and resulting travel-related revenue more than offset the 33 percent increase in internet content and advertising revenue related to BookRags, the Company’s internet research business. Net loss for the first quarter of 2011 was $8.7 million, or $0.48 per diluted share, compared to a net loss of $7.5 million, or $0.39 per diluted share, in the prior year period.  First quarter 2011 net loss before special items was $8.4 million, or $0.46 per diluted share, compared to a net loss of $7.0 million, or $0.37 per diluted share, in 2010.

Gross margin for the quarter was $1.0 million, down from $1.6 million in the first quarter of 2010 primarily related to the aforementioned revenue decline.  However, gross margin percentage increased to 58.6 percent from 51.5 percent in the prior year period as BookRags had a greater relative contribution to margin in the quarter.  Gross margin is calculated as the sum of gross revenue non-directly delivered programs, gross revenue directly delivered programs and internet content and advertising revenue less cost of sales non-directly delivered programs, costs of sales directly delivered programs and cost of sales internet content and advertising.  Gross margin percentage is calculated as gross margin divided by the sum of gross revenue non-directly delivered programs, gross revenue directly delivered programs and internet content and advertising revenue.

First quarter 2011 operating expenses increased 11 percent, primarily due to higher legal expenses and incremental costs associated with both retention efforts and social media marketing.

Other income increased slightly year-over-year due to a $0.2 million foreign currency de-designation gain related to Japanese currency, which offset a slight decline in interest and dividend income resulting from the lower cash balance during the quarter.  The income tax benefit increased $0.6 million driven by the higher pre-tax loss.

It is important to note that these results are impacted by certain events considered to be special items.  This includes the legal expense that totaled $0.5 million in the quarter and the aforementioned de-designation of foreign currency contracts. Included at the end of this release is a table identifying all special items reflected in the Company’s results.  Not having that disclosure may prohibit an informative comparison of results between periods.

Balance Sheet and Liquidity

Total assets at March 31, 2011 were $167.7 million, including $88.3 million in cash, cash equivalents and short-term available-for-sale securities.  Prepaid program costs and expenses increased to $28.8 million primarily as a result of accelerated airline ticket purchases and deposits in an effort to avoid additional fuel surcharges.  Long-lived assets totaled $40.6 million reflecting goodwill and intangible assets of the BookRags business, technology, hardware and systems used to deliver services, and the Company’s office building.  Total liabilities were $95.6 million, including $87.0 million in participant deposits for future travel.  The Company has no debt outstanding.  Deployable cash at March 31, 2011 was $23.6 million.

The Company paid a quarterly dividend of $0.06 per share on March 15, 2011.

The following table summarizes the cash flows as further disclosed in the accompanying financial statements.  Free cash flow, a non-GAAP measure, which is defined as cash flow from operations less purchase of property, equipment and intangibles, is also noted (in thousands):

	UNAUDITED
	Quarter ended March 31,
	2011	2010
Cash flow from operations	$16,436	$33,171
Purchases of property, equipment and intangibles	(1,029)	(1,483)
Free cash flow	15,407	31,688

Net purchase of available-for-sale securities	(10,453)	(12,377)
Dividend payments to shareholders	(1,080)	(1,156)
Repurchase of common stock	(5,327)	-
Other cash flows, net	21	447
Net change in cash and cash equivalents	$(1,432)	$18,602

The change in cash flow from operations and in turn free cash flow between periods was driven primarily by the change in prepaid expenses discussed above.

Deployable cash and free cash flow are non-GAAP measures defined in the attached schedules.

Share Repurchase Program

During the first quarter of 2011, the Company repurchased 500,127 shares for approximately $5.4 million including brokerage fees.  The remaining $0.7 million under the existing repurchase authorization was completed in April 2011.

Subsequent Event

On April 14, 2011, an agreement was reached to settle the pending class action lawsuit filed by Plumbers Union Local No. 12 Pension Fund against the Company and certain of its current and former officers.  Under the terms of the agreement, the Company’s insurers will cover the $7.5 million settlement. There was no admission of any wrongdoing by the Company or the individual defendants, and there will be no material financial impact to the Company.

Outlook for 2011

As of April 24, 2011, enrolled revenue for 2011 travel programs was $152.1 million, down 3 percent from the same point in 2010, reflecting enrolled travelers of 25,031 compared to 27,061 at the same date in 2010. Enrolled revenue for the Company’s core product, Student Ambassadors, is up 4 percent to $137.2 compared to $132.4  at the same date last year.

Enrolled revenue consists of estimated gross receipts to be recognized, in the future, upon travel of an enrolled participant. Net enrollments consist of all participants who have enrolled in the Company’s programs less those that have already withdrawn. Enrolled revenue may not result in actual gross receipts eventually recognized by the Company due to both withdrawals from the Company’s programs and expected future enrollments.

Based on the latest enrollment information, the Company is changing its guidance for 2011 to the following:

•	Consolidated gross revenues for all programs and operations to be down 3% to flat compared to 2010;

•	Consolidated gross margin as a percentage of gross revenue for all programs and operations of 39.0% to 40.0%; and

•	Net income before any special items of between $8.0 million and $9.0 million.

Special items for the year to date currently include legal costs associated with class action law suit and ongoing SEC investigation and the impact of de-designation of foreign currency positions. A table outlining those special items is included at the end of this release.

Conference Call and Webcast Information

The Company will host a conference call to discuss first quarter 2011 results of operations on Thursday, April 28, 2011, at 11:30 a.m. Eastern Time (8:30 a.m. Pacific Time).  Participants can access the call  via the internet at www.ambassadorsgroup.com/EPAX. The call can also be accessed  by dialing 877-718-5106 or 719-325-4776 (international) and providing the pass code: 5343639.  Approximately 24 hours following the call, a webcast will be available through July 28, 2011 at www.ambassadorsgroup.com/EPAX. A replay of the call will also be available through May 3, 2011 and can be accessed by dialing 888-203-1112 and providing the pass code: 5343639.

About Ambassadors Group, Inc.

Ambassadors Group, Inc. (NASDAQ:EPAX) is a socially conscious education company located in Spokane, Washinton. Ambassadors Group, Inc. is the parent company of Ambassador Programs, Inc., World Adventures Unlimited, Inc., and BookRags, Inc., an educational research website. The Company also oversees the Washington School of World Studies, an acctedited travel study and distance learning school. Additional information about Ambassadors Group, Inc. and its subsidiaries is available at www.ambassadorsgroup.com. In this press release. "Company", "we", "us", and "our" refer to Ambassadors Group, Inc. and its subsidiaries.

Forward-Looking Statements

This press release contains forward-looking statements regarding actual and expected financial performance and the reasons for variances between period-to-period results. Forward-looking statements, which are included per the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release and may not reflect risks related to international unrest, outbreak of disease, conditions in the travel industry, direct marketing environment, changes in economic conditions and changes in the competitive environment. We expressly disclaim any obligation to provide public updates or revisions to any forward-looking statements found herein to reflect any changes in expectations or any change in events. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be met. For a more complete discussion of certain risks and uncertainties that could cause actual results to differ materially from anticipated results, please refer to the Ambassadors Group, Inc. 10-K filed March 11, 2011, proxy statement filed April 12, 2011.

AMBASSADORS GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	UNAUDITED
	Quarter ended March 31,
	2011	2010	$ Change	% Change
Net revenue (loss), non-directly delivered programs (1)	$(35)	$203	$(238)	-117%
Gross revenue, directly delivered programs (2)	694	1,779	(1,085)	-61%
Internet content and advertising revenue	1,003	754	249	33%
Total revenue	1,662	2,736	(1,074)	-39%
Cost of sales, directly delivered programs (2)	486	1,033	(547)	-53%
Cost of sales, internet content and advertising	133	110	23	21%
Gross margin	1,043	1,593	(550)	-35%

Operating expenses:
Selling and marketing	10,095	9,402	693	7%
General and administration	4,383	3,694	689	19%
Total operating expenses	14,478	13,096	1,382	11%

Operating loss	(13,435)	(11,503)	(1,932)	17%

Other income (expense)
Interest and dividend income	335	411	(76)	-18%
Foreign currency expense and other	181	(14)	195	-1393%
Total other income	516	397	119	30%
Loss before income tax benefit	(12,919)	(11,106)	(1,813)	16%
Income tax benefit	4,190	3,617	573	16%
Net loss	$(8,729)	$(7,489)	$(1,240)	17%

Weighted average shares outstanding – basic and diluted	18,025	19,271	(1,246)	-6%
Net loss per share — basic and diluted	$(0.48)	$(0.39)	$(0.09)	23%

(1)
Net revenue, non-directly delivered programs consists of gross revenue, less program pass-through expenses for non-directly delivered programs because we primarily engage third-party operators to perform these services.

	Quarter ended March 31,
	2011	2010	% Change
Gross revenue	$82	$559	-85%
Cost of sales	117	356	-67%
Net revenue (loss)	$(35)	$203	-117%

(2)
Gross revenue and cost of sales for directly delivered programs are reported as separate items because we plan, organize and operate all activities, including speakers, facilitators, events, accommodations and transportation.

(3)
Gross margin is calculated as the sum of gross revenue non-directly delivered programs, gross revenue directly delivered programs and internet content and advertising revenue less cost of sales non-directly delivered programs, costs of sales directly delivered programs and cost of sales internet content and advertising.  Gross margin percentage is calculated as gross margin divided by the sum of gross revenue non-directly delivered programs, gross revenue directly delivered programs and internet content and advertising revenue.

AMBASSADORS GROUP, INC.

CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	UNAUDITED		AUDITED
	March 31,		December 31,
	2011	2010	2010
Assets
Current assets:
Cash and cash equivalents	$5,406	$26,258	$6,838
Available-for-sale securities	82,942	85,764	72,540
Foreign currency exchange contracts	3,012	345	1,864
Prepaid program cost and expenses	28,824	12,417	3,230
Accounts receivable	5,321	5,335	1,976
Total current assets	125,505	130,119	86,448
Property and equipment, net	27,461	29,022	27,625
Available-for-sale securities	1,249	1,248	1,250
Foreign currency exchange contracts	295	-	-
Intangibles	3,369	2,970	3,367
Goodwill	9,781	6,911	9,781
Other long-term assets	85	311	85
Total assets	$167,745	$170,581	$128,556

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$6,426	$6,120	$5,954
Participants’ deposits	87,008	81,546	34,436
Deferred tax liability	696	73	668
Other liabilities	102	110	107
Total current liabilities	94,232	87,849	41,165
Deferred tax liability	1,357	96	1,353
Total liabilities	95,589	87,945	42,518
Stockholders’ equity	72,156	82,636	86,038
Total liabilities and stockholders’ equity	$167,745	$170,581	$128,556

AMBASSADORS GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	UNAUDITED
	March 31,
	2011	2010
Cash flows from operating activities:
Net loss	$(8,729)	$(7,489)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,153	1,135
Stock-based compensation	553	507
Deferred income tax benefit	(391)	(92)
Gain on foreign currency exchange contracts	(183)	-
Loss on disposition of property and equipment	4	255
Excess tax benefit from stock-based compensation	-	(106)
Change in assets and liabilities:
Accounts receivable and other assets	(3,345)	(3,315)
Prepaid program costs and expenses	(25,594)	(9,444)
Accounts payable, accrued expenses, and other current liabilities	396	1,311
Participants’ deposits	52,572	50,409
Net cash provided by operating activities	16,436	33,171

Cash flows from investing activities:
Purchase of available for sale securities	(19,808)	(19,774)
Proceeds from sale of available-for-sale securities	9,355	7,397
Purchase and construction of property and equipment	(915)	(1,244)
Purchase of intangibles	(114)	(239)
Net cash used in investing activities	(11,482)	(13,860)

Cash flows from financing activities:
Repurchase of Common Stock	(5,327)	-
Dividend payment to shareholders	(1,080)	(1,156)
Proceeds from exercise of stock options	21	341
Excess tax benefit from stock-based compensation	-	106
Net cash used in financing activities	(6,386)	(709)

Net increase (decrease) in cash and cash equivalents	(1,432)	18,602
Cash and cash equivalents, beginning of period	6,838	7,656
Cash and cash equivalents, end of period	$5,406	$26,258

Deployable Cash

Deployable cash is a non-GAAP liquidity measurement and is calculated as the sum of cash and cash equivalents, short-term available-for-sale securities, and prepaid program costs and expenses, less the sum of accounts payable, accrued expenses and other short-term liabilities (excluding deferred taxes) and participant deposits. We believe this non-GAAP measurement is useful to investors in understanding important characteristics of our business.

The following summarizes deployable cash as March 31, 2011 and 2010 and December 31, 2010 (in thousands):

	UNAUDITED
		March 31,	December 31,
	2011	2010	2010
Cash, cash equivalents and short-term available-for-sale securities	$88,348	$112,022	$79,378
Prepaid program cost and expenses	28,824	12,417	3,230
Less: Participants’ deposits	(87,008)	(81,546)	(34,436)
Less: Accounts payable / accruals / other liabilities	(6,528)	(6,230)	(6,061)
Deployable cash	$23,636	$36,663	$42,111

Special Items

The Company impaired assets and incurred losses on the sale of equipment of an immaterial amount in 2011 and $0.2 million in 2010, primarily related to its print facility and moving those activities to an outsourced vendor.  Also in 2011, the Company recognized a foreign currency gain from de-designating Japanese Yen contracts totaling $0.2 million.

Lastly, as previously disclosed, the Company was party to a shareholder class action suit and is party to an investigation by the U.S. Securities and Exchange Commission (“SEC”) more fully described in the Company’s filings with the SEC on Form 10-K and 10-Q available on the Company’s website www.ambassadorsgroup.com or at the SEC website www.sec.gov. During the first quarter of 2011 and 2010, the Company incurred outside legal costs associated with these matters after impact of insurance recovery totaling $0.5 million and $0.2 million, respectively.

As a result of these events, the operations as presented in the accompanying financial statements for the quarters ended March 31, 2011 and 2010 do not reflect a meaningful comparison between periods or in relation to the operational activities of the Company.  In order to provide more meaningful disclosure, the following table represents a reconciliation of certain earnings measures before special items to those same items after the impact of special items (in thousands except per share data):

	UNAUDITED
	Net Income		EPS
	March 31,		March 31,
	2011	2010	2011	2010
Amount before special items	$(8,395)	$(7,027)	$(0.46)	$(0.37)
Asset impairments and loss on sale	(4)	(243)	-	(0.01)
Foreign currency de-designation gain	183	-	0.01	-
Legal fees – class action and SEC, net	(513)	(219)	(0.03)	(0.01)
Amount per consolidated statement of operations	$(8,729)	$(7,489)	$(0.48)	$(0.39)